North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
January 29, 2010

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (Nasdaq: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”) announced today that Thomas E. Stanberry has been appointed a Director of the Bank.

Mr. Stanberry is a shareholder in the law firm Davis, Brown, Koehn, Shors and Roberts, P.C. in Des Moines, where he practices in the financial institutions, public finance and securities area. Prior to joining the Davis Brown law firm he was the Chairman, President and CEO of West Bancorporation, Inc. and Chairman and CEO of West Bank, West Des Moines, Iowa.

Mr. Stanberry is a 1976 graduate of Wabash College, Crawfordsville, Indiana and a 1979 graduate of the Drake University Law School.  He and his wife, Paula, live in Des Moines with their four daughters.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 11 full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation.  The Company's stock is traded on The Nasdaq Global Market under the symbol "FFFD".

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, Chairman, President, and Chief Executive Officer, 515-576-7531.